Independent Auditors' Consent



To the Shareholders and Board of Directors of Managed High Income Portfolio Inc.:

We consent to the use of our report dated April 17, 1997 for the Managed High Income Portfolio Inc. incorporated herein by reference and to the references to our Firm under the heading "Financial Highlights" in the Prospectus and Independent Public Accountants" in the Statement of Additional Information.




	KPMG Peat Marwick LLP


New York, New York
June 30, 1997